Exhibit 10.2

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this "Amendment") by and between Employers Holdings, Inc., a Nevada corporation (the "Company"), and William E. Yocke (the "Employee"), is entered into November 3, 2014, and is effective November 10, 2014.

WHEREAS, the Company and the Employee are parties to that certain Employment Agreement effective January 1, 2012, and renewed effective January 1, 2014 (the "Agreement"); and

WHEREAS, on April 8, 2014, Employee announced that he would retire from the Company effective June 30, 2015, but would continue to serve in his positions as the Company’s Executive Vice President, Chief Financial Officer and Treasurer during the Company’s search for his successor; and

WHEREAS, the Company initiated a national search for Employee’s successor and has found an Executive Vice President, Chief Financial Officer and Treasurer to succeed Employee; and

WHEREAS, to assure an orderly transition of the Employee’s duties, the Employee agrees to continue to serve as an Executive Vice President of the Company, and to assist in the transition of his duties as the Chief Financial Officer and Treasurer to Employee’s successor until Employee’s retirement from the Company; and

WHEREAS, the Company and the Employee wish to amend and clarify the Agreement as set forth below.

NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

1.	Paragraph A of the RECITALS in the Agreement is hereby deleted and replaced in its entirety with the following:

“The Employee has knowledge and experience applicable to the position of Executive Vice President.”

2.	Paragraph 3 of the Agreement is hereby deleted and replaced in its entirety with the following:
"The Employee shall continue to serve as Executive Vice President and/or such other position or positions as may be mutually agreed upon by the parties from time to time, and shall perform such duties as may be assigned by the Chief Executive Officer from time to time. Specifically, Employee shall assist in the transition of his duties as the Chief Financial Officer and Treasurer to Employee’s successor. At the request of the Board of Directors of the Company (the “Board”), the Employee shall also serve as a director of the Company and/or one or more of the Company Affiliates at no additional compensation. The Employee agrees that upon the termination of his employment with the Company, he shall resign from the Board and any and all boards of the Company Affiliates effective on the Termination Date.

3.	This Amendment shall be governed by, interpreted under and construed in accordance with the laws of the State of Nevada.

4.	This Amendment may be executed in counterparts, each of which shall be an original and all of which shall constitute the same document.

5.	Except as modified by this Amendment, the Agreement is hereby confirmed in all respects.

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered as of the date and the year first written above.

COMPANY
__________________________________________
By: Douglas D. Dirks
Title: Chief Executive Officer

EMPLOYEE
_________________________________________
William E. Yocke